Exhibit 99.1

Halozyme Contacts	Baxter Contacts
Investors:	Investors:
David A. Ramsay	Mary Kay Ladone
Chief Financial Officer	(847) 948-3371
(858) 794-8889	or
dramsay@halozyme.com	Clare Sullivan
or	(847) 948-3085
Don Markley	Media:
Lippert/Heilshorn & Associates	Erin Gardiner
(310) 691-7100	(847) 948-4210
dmarkley@lhai.com	or
Media:	Cindy Resman
Kathy W. Sweeney	(847) 948-2815
Mentus
(858) 455-5500, x230
kwitz@mentus.com
FOR IMMEDIATE RELEASE
HALOZYME THERAPEUTICS AND BAXTER HEALTHCARE CORPORATION ANNOUNCE FDA APPROVAL OF HYLENEX
Approval Marks the First Recombinant Human Hyaluronidase Approved for Use
As an Adjuvant Drug to Increase the Absorption and Dispersion of Other Injected Drugs
SAN DIEGO, Calif. and DEERFIELD, Ill., December 5, 2005 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, and Baxter Healthcare Corporation announced today that the U.S. Food and Drug Administration (FDA) has approved Halozyme’s Hylenex recombinant (hyaluronidase human injection) for use as an adjuvant agent to increase the absorption and dispersion of other injected drugs. Baxter will market and sell Hylenex, a proprietary recombinant human hyaluronidase, in the United States.
“We are thrilled that the FDA has approved our first NDA filing,” said Jonathan Lim, MD, Halozyme’s Chairman and CEO. “This is a landmark achievement for Halozyme. We believe Hylenex will help enhance the practice of medicine by offering healthcare providers and their patients a human recombinant product as an adjuvant to increase the absorption of other injected drugs.”
“We look forward to using our expertise and strong channels to successfully launch Hylenex, allowing patients in many clinical settings to benefit from the product manufactured with this promising technology,” said Daniel Tasse, general manager of Baxter’s Anesthesia, Critical Care and Oncology business. “We will continue to work with Halozyme to help clinicians fully realize the drug delivery and administration benefits this product offers.”

Results from a clinical trial conducted to support the Hylenex NDA demonstrated no allergic reactions to Hylenex and significantly reduced injection site discomfort. The double-blinded clinical study compared Hylenex to a saline control in 100 human volunteers. These volunteers were injected intradermally with Hylenex in one forearm and saline control in the other forearm, and evaluated for allergic responses and injection site side effects. The data showed injection site discomfort (e.g., stinging, burning, other discomfort) of 28% in the saline arm and 3% in the Hylenex arm.
About Hylenex
Hylenex recombinant (hyaluronidase human injection) is indicated for use as an adjuvant agent to increase the absorption and dispersion of other injected drugs, for hypodermoclysis, and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hylenex recombinant is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. The contraindications and warnings regarding the use of Hylenex should be recognized and adhered to prior to prescription or administration. For full prescribing information, visit www.halozyme.com or www.baxter.com.
About Baxter Healthcare Corporation
Baxter Healthcare Corporation is the principal U.S. operating subsidiary of Baxter International Inc. (NYSE:BAX). Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, statements set forth in this news release include forward-looking statements including, without limitation, statements concerning: anticipated timing of regulatory filings and the potential success in gaining regulatory approval for developmental products; the potential effectiveness of products under development; the potential benefits from collaborative relationships; the ability to effectively exploit drug-delivery platform opportunities in other markets; demand for and market acceptance for new and existing products; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; internal and external factors that could impact commercialization; and other factors discussed in each company’s filings with the Securities and Exchange Commission that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “expect,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning, which are predictions of or indicate future events and trends and which do not relate to historical matters. The companies do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changes assumptions or otherwise, and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the expectations contained in the forward-looking statements.
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